EXHIBIT 99.1

Laboratory Corporation of America® Holdings	FOR IMMEDIATE RELEASE
358 South Main Street	Investor Contact: Scott Fleming (336) 436-4879
Burlington, NC 27215	Media Contact: Pam Sherry (336) 436-4855
Telephone: (336) 584-5171	Shareholder Direct: (800) LAB-0401

Laboratory Corporation of America® Holdings Commences Exchange Offer for its

Outstanding Liquid Yield OptionTM Notes Due 2021

Burlington, NC, September 22, 2006 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today that it has commenced an exchange offer related to its currently outstanding Liquid Yield OptionTM Notes (LYONs) due 2021.

In the exchange offer, LabCorp is offering to exchange, upon the terms and subject to the conditions set forth in the prospectus relating to the exchange offer, a new series of Zero Coupon Convertible Subordinated Notes due September 11, 2021 (the New Notes) and an exchange fee of $2.50 per $1,000 aggregate principal amount at maturity for all of the outstanding LYONs due 2021.

The purpose of the exchange offer is to exchange the existing LYONs for the New Notes with certain different terms, including the addition of a net share settlement feature. The net share settlement feature will allow LabCorp to satisfy its obligation due upon conversion to holders of the New Notes in cash for a portion of the conversion obligation, which we believe will reduce the likelihood and extent of share dilution to our stockholders. In addition, the New Notes will provide that LabCorp will eliminate its option to issue shares in lieu of paying cash if and when LabCorp repurchases the New Notes at the option of holders.

The exchange offer will expire at 5:00 p.m., New York City time, on October 23, 2006, unless extended or earlier terminated by LabCorp. Holders must validly tender their LYONs prior to the expiration date if they wish to participate in the exchange offer.

Lehman Brothers Inc. is the dealer manager and D.F. King & Co., Inc. is the information agent for the exchange offer. Copies of the prospectus and other related materials may be obtained from D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005 (Banks and brokers telephone: (212)269-5550 (collect); all others telephone: (800) 859-8508 (toll free)).

LabCorp urges investors and security holders to read the Tender Offer Statement, registration statement on Form S-4, prospectus and other related materials carefully before any decision is made with respect to the exchange offer. These materials contain important information about the exchange offer. The prospectus will be made available to all holders of the LYONs at no expense to them. The Tender Offer Statement (including the prospectus and all other offer documents filed with the Securities and Exchange Commission) is also available for free at the Securities and Exchange Commission’s Web site at www.sec.gov.

A registration statement relating to the securities to be issued in the exchange offer has been filed with the Securities and Exchange Commission but has not yet become effective. Such securities may not be issued nor may the exchange offer be accepted prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities to be issued in the exchange offer in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About LabCorp®

Laboratory Corporation of America Holdings and its subsidiaries, headquartered in Burlington, North Carolina, is the second largest independent clinical laboratory company in the United States based on 2005 net revenues. Through its national network of laboratories, the Company offers a broad range of clinical laboratory tests which are used by the medical profession in routine testing, patient diagnosis, and in the monitoring and treatment of disease. In addition, the Company has developed specialty and niche businesses based on certain types of specialized testing capabilities and client requirements, such as oncology testing, HIV genotyping and phenotyping, diagnostic genetics and clinical research trials.